Exhibit 10.1
AMENDMENT
TO
HOME BANCSHARES, INC.
2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN
     The first sentence of Article 2.2 of the Home BancShares, Inc. 2006 Stock Option and Performance Incentive Plan is hereby amended to read in its entirety as follows:
The maximum aggregate number of shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), available for award as Options, Restricted Shares, Performance Shares, Performance Units and Unrestricted Shares under the Plan, including shares of Common Stock awarded as Tax Offset Payments, is 1,500,000, all of which are subject to adjustment pursuant to Article 16.
     APPROVED by the shareholders of Home BancShares, Inc. at the annual meeting of shareholders duly called and held this 9th day of May, 2007.

/s/ C. Randall Sims
C. Randall Sims, Secretary